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EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors and Shareholders
Copart, Inc.:

        We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2001 Stock Option Plan of Copart, Inc. of our report dated September 7, 2001, relating to the consolidated balance sheets of Copart, Inc. and subsidiaries as of July 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2001, and related schedule, which report appears in the July 31, 2001, annual report on Form 10-K of Copart, Inc.

/s/ KPMG LLP KPMG LLP
San Francisco, California June 11, 2002

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  EXHIBIT 23.1
Consent of Independent Auditors